Exhibit 3.5

Certificate of Conversion
For
Florida Profit Corporation
Into
"Other Business Entity"

This Certificate of Conversion is submitted to convert the following Florida Profit Corporation into an "Other Business Entity" in accordance with s. 607.1113, Florida Statutes.

1. The name of the Florida Profit Corporation converting into the "Other Business Entity" is:

CYBEROAD.COM CORPORATION

(Enter Name of Florida Profit Corporation)

2. The name of the "Other Business Entity" is:

STRATA CAPITAL CORPORATION

(Enter Name of "Other Business Entity")

3. The "Other Business Entity" is a CORPORATION
(Enter entity type. Example: limited liability company, limited partnership, sole proprietorship, general partnership, common law or business trust, etc.)

organized, formed or incorporated under the laws of DELAWARE
(Enter state, or if a non-U.S. entity, the name of the country)

4. The above referenced Florida Profit Corporation has converted into an "Other Business Entity" in compliance with Chapter 607, F.S., and the conversion complies with the applicable laws governing the "Other Business Entity."

5. The plan of conversion was approved by the converting Florida Profit Corporation in accordance with Chapter 607, F.S.

6. If applicable, the written consent of each shareholder who, as a result of the conversion, is now a general partner of the surviving entity was obtained pursuant to s.607.1112(6), F.S.

7. This conversion was effective under the laws governing the "Other Business Entity"
on: DECEMBER 10, 2007

8. This conversion shall be effective in Florida on:_______________________________
(The effective date: 1) cannot be prior to nor more than 90 days after the date this document is filed by the Florida Department of State; AND 2) must be the same as the effective date of the conversion under the laws governing the "Other Business Entity.")

9. The "Other Business Entity's" principal office address, if any:

17 State Street, 39th Floor, New York, NY 10004

10. If the "Other Business Entity" is an out-of-state entity not registered to transact business in Florida, the "Other Business Entity":

a.) Appoints the Florida Secretary of State as its agent for service of process in a proceeding to enforce obligations of the converting Florida profit corporation, including any appraisal rights of shareholders of the converting Florida profit corporation under SS. 607.1301-607.1333, Florida Statutes.

b.) Lists the following street and mailing address of an office, which the Florida Department of State may use for purposes of s. 607.1114(4), Florida Statutes.

Street Address: 17 State Street, 39th Floor, New York, NY 10004

Mailing Address: 17 State Street, 39th Floor, New York, NY 10004

11. The "Other Business Entity" has agreed to pay any shareholders having appraisal rights the amount to which they are entitled under 55.607-1301-607.1333, F.S.

Signed this 10 day of DECEMBER. 2007

Signature: /s/ Mark Rentschler
(Must be signed by a Chairman, Vice Chairman, Director, Officer, or, if Directors or Officers have not been selected, an Incorporator.)

Printed Name: MARK RENTSCHLER	Title: PRESIDENT & SECRETARY

Fees:	Filing Fee:	$35.00
	Certified Copy:	$8.75 (Optional)
	Certificate of Status:	$8.75 (Optional)